UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 20, 2017

EVOQUA WATER TECHNOLOGIES CORP.

(Exact name of registrant as specified in its charter)

Delaware	001-38272	46-4132761
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

210 Sixth Avenue Pittsburgh, Pennsylvania	15222
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (724) 772-0044

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry Into a Material Definitive Agreement.

On December 20, 2017, EWT Holdings III Corp. (“EWT III”), an indirect wholly-owned subsidiary of Evoqua Water Technologies Corp. (the “Company”), entered into Amendment No. 5 (the “Amendment”), among EWT III, as the borrower, EWT Holdings II Corp., as parent guarantor, the subsidiary guarantors party thereto, the financial institutions party thereto, and Credit Suisse AG, as administrative agent and collateral agent, relating to the First Lien Credit Agreement, dated January 15, 2014 (as amended, amended and restated, extended, supplemented or otherwise modified from time to time prior to the effectiveness of the Amendment, the “Existing Credit Agreement”; the Existing Credit Agreement, as amended by the Amendment, the “Credit Agreement”), among EWT III, as the borrower, EWT Holdings II Corp., as parent guarantor, the financial institutions from time to time party thereto, as lenders, and Credit Suisse AG, as administrative agent and collateral agent.

Prior to the Amendment, approximately $797 million of term loans (the “Existing Term Loans”) were outstanding under the Existing Credit Agreement. Pursuant to the Amendment, the Existing Term Loans were refinanced with the proceeds of refinancing term loans (the “Refinancing Term Loans”).

The Amendment amended the Existing Credit Agreement to, among other things, (i) reduce the interest rate spread applicable to term loans based on LIBOR from (A) 3.75% to 2.75% during any period during which EWT III maintains a public corporate family rating better than or equal to B1 from Moody’s and B+ from S&P, in each case with a stable outlook (a “Ratings Condition Period”), and (B) 3.75% to 3.00% for any period other than a Ratings Condition Period; (ii) reduce the interest rate spread applicable to revolving credit loans of certain revolving credit lenders who agreed to the extension of maturity described below (the “Extending Revolving Lenders”) based on LIBOR from (A) 3.25% to 2.75% during any period during which the first lien net leverage ratio exceeds 2.5x, and (B) 3.00% to 2.50% during any period during which the first lien net leverage ratio is less than or equal to 2.5x; (iii) extend the maturity of term loans outstanding under the Existing Credit Agreement to December 20, 2024, from January 15, 2021; (iv) extend the maturity of the revolving credit loans of Extending Revolving Lenders outstanding under the Existing Credit Agreement to December 20, 2022, from January 15, 2019; (v) increase the revolving credit commitment from $95 million to $125 million; and (vi) extend the 1.00% prepayment penalty for refinancings in connection with certain repricing transactions through June 20, 2018.

The other terms of the Credit Agreement are generally the same as the terms of the Existing Credit Agreement. The Amendment was subject to various conditions and contains various representations and warranties, including no default or event of default under the Loan Documents (as defined in the Credit Agreement) and bring-downs of the representations and warranties made by the Loan Parties (as defined in the Credit Agreement) in the Loan Documents.

The foregoing description of the Amendment does not propose to be complete and is qualified in its entirety by reference to the full text of the Amendment, a copy of which is attached hereto as Exhibit 10.1, and the terms of which are incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosures of the material terms and conditions of the Amendment contained in Item 1.01 above are hereby incorporated by reference into this Item 2.03.

Item 7.01. Regulation FD Disclosure.

On December 20, 2017, the Company issued a press release, a copy of which is furnished as Exhibit 99.1 hereto and incorporated herein by reference, announcing the Company’s entry into the  Amendment.

In accordance with General Instruction B.2 of Form 8-K, the information in this Item 7.01 of this Current Report on Form 8-K, including Exhibit 99.1 attached hereto, shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits:

Exhibit No.	Description

10.1

Amendment No. 5, among EWT Holdings III Corp., as borrower, EWT Holdings II Corp., as parent guarantor, the subsidiary guarantors party thereto, the financial institutions party thereto, as lenders, and Credit Suisse AG, as administrative agent and collateral agent, dated December 20, 2017.

99.1	Press Release of Evoqua Water Technologies Corp. dated December 20, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 20, 2017		EVOQUA WATER TECHNOLOGIES CORP.

	By:	/s/ Benedict J. Stas
Benedict J. Stas
Chief Financial Officer